Exhibit 5.1.2

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of September 10, 2024, by and between Adia Nutrition, Inc., a Nevada corporation (the “Company”), and Richard Edwards, DO, an individual (“Director”).

RECITALS

A. The common stock of the Company is a traded in the public markets of the United States (symbol: ADIA); and

B. The Company desires to appoint Director to serve on the Company’s board of directors (the “Board”) and Director desires to accept such appointment to serve on the Board; and

C. Director may be appointed as a member of one or more committees of the Board; and

D. Director may also be appointed to serve as Chairman of one or more committees of the Board.

I.	SERVICES

1.1    Board of Directors. Director agrees to perform such tasks as may be necessary to fulfill Director’s obligations as a member of the Board and its committees and serve as a director so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Company’s Articles of Incorporation and Bylaws (collectively, the “Charter”) and any necessary approval by the Company’s stockholders and/or Board, and until such time as Director resigns, fails to stand for election, fails to be elected by the stockholders of the Company or is removed from Director’s position. Director may at any time and for any reason resign or be removed from such position consistent with the Charter (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement with respect to Director.

1.2    Director Services. Director shall provide the following Services (“Director Services”):

(a)    During the term of services as a director of the Company (“Directorship Term”), Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b) Director will use his best efforts to promote the interests of the Company. The Company recognizes that Director (i) is or may become a full-time employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded, if and when applicable to the Company. Notwithstanding the same, Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a director. Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of Director if it determines that such business activity does in fact materially interfere with the performance of Director’s duties, services and responsibilities hereunder.

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1.3     Term. This Agreement shall terminate upon the “Expiration Date” which shall be the earlier of the date on which Director ceases to be a member of the Board for any reason, including death, resignation, removal, or failure to be elected by the stockholders of the Company.

II.	COMPENSATION

2.1 Expense Reimbursement. The Company shall reimburse Director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of Director’s duties for the Company. Such reimbursement shall be made by the Company upon submission by Director of a signed statement itemizing the expenses incurred, which shall be accompanied by sufficient documentation to support the expenditures.

2.2    Bonus. Upon Director’s execution of this Agreement, the Company shall issue to Director, as a bonus, 250,000 shares of the Company’s Series C Preferred Stock (“Bonus Shares”). The Bonus Shares have the designations, rights and preferences set forth in Annex 1 attached hereto and made a part hereof.

2.3    Director and Officer Liability Insurance. The Company will use its best efforts to maintain a customary director and officer liability insurance policy for all Board members and such policy will cover Director to the same extent as other directors and officers covered under the policy.

2.4    Independent Contractor. Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to Director under this Section 2 shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

III.	CONFIDENTIALITY AND NONDISCLOSURE

3.1    Confidentiality. During the term of this Agreement, and for a period of three (3) years after the Expiration Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.2   Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform his obligations for the benefit of the Company hereunder. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information.

3.3    Return of Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

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3.4   Insider Trading Guidelines. Director acknowledges and agrees that Director may have access to “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that Director will abide by all securities laws relating to the handling of and acting upon such Insider Information. Upon request by the Company, Director will be asked to execute the Company’s Insider Trading and Section 16 Compliance Policy upon adoption by the Company.

IV.	COVENANTS OF DIRECTOR

4.1    No Conflict of Interest. During the term of this Agreement, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s business.

4.2     Disparaging Statements. At all times during and after the period in which Director is a member of the Board and at all times thereafter, the Company, its employees, affiliates, or assignees, and Director, one and for the other, shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates; provided, however, that nothing in this paragraph shall preclude Director from complying with all obligations imposed by law or legal compulsion, and provided, further, however, that nothing in this paragraph shall be deemed applicable to any testimony given by Director, or the Company, its employees, affiliates, or assignees, in any legal or administrative proceedings.

4.3     Market Stand-Off Agreement. In the event of a public or private offering of the Company’s securities, and upon request of the Company, the underwriters or placement agents placing the offering of the Company’s securities, Director agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company that Director may own, other than those included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be requested by the Company or such placement agent or underwriter.

V.	TERM AND TERMINATION

5.1    Term. This Agreement is effective as of the date of this Agreement and will continue until the Expiration Date.

5.2    Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1    Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

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6.2    Remedies. Director agrees that any breach of the terms of this Articles III and IV would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Director and/or any and all entities acting for and/or with Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Director. Director acknowledges that the Company would not have entered into this Agreement had Director not agreed to the provisions of this Section 6.2.

6.3    No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.4    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by e-mail or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.5    Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Nevada, without regard to conflicts of law principles thereof. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined in either a Federal or state court sitting in the County of Orange, State of Florida, and the parties consent to jurisdiction in the State of Florida.

6.6     Severability. Should any provisions of this Agreement be held by a court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7     Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.8    Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:		ADIA NUTRITION, INC.

	By:	/s/ Larry Powalisz
	Name:	Larry Powalisz
	Title:	Chief Executive Officer
	Address:	4421 Gabriella Lane
Winter Park, Florida 32792

DIRECTOR

	By:	/s/ Richard Edwards, DO
	Name:	Richard Edwards, DO
	Address:	1122 Azalea Lane
Winter Park, Florida 32789

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EXHIBIT A

Director’s Current Affiliations

None.

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ANNEX I

TERMS OF SERIES C PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series C Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be Eighty-Nine Million Nine Hundred Ninety-Nine Thousand Nine- Hundred Ninety Nine (89,999,999). Each share of the Series C Preferred Stock shall have a par value of $0.001.

Section 2. Fractional Shares. The Series C Preferred Stock may be issued in fractional shares.

Section 3. Voting Rights. Each share the Series C Preferred Stock shall have one (1) vote in all matters requiring shareholder approval.

Section 4. Dividends. The Series C Preferred Stock shall be treated pari passu with the Company’s common stock, except that the dividend on each share of Series C Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the Company’s common stock multiplied by the Conversion Rate, as that term is defined in Section 6(a).

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series C Preferred Stock shall be treated pari passu with the Company’s common stock, except that the payment on each share of Series C Preferred Stock shall be equal to the amount of the payment on each share of the Company’s common stock multiplied by the Conversion Rate, as that term is defined in Section 6(a).

Section 6. Conversion and Adjustments.

(a) Conversion Rate. Each shares of Series C Preferred Stock shall be convertible into four (4) shares of the Company’s common stock (the “Conversion Rate”).

The Conversion Rate shall not be subject to adjustment by a combination of the outstanding shares of the Company’s common stock into a smaller number of shares of common stock.

The Conversion Rate shall be subject to adjustment by a subdivision of the outstanding shares of the Company’s common stock into a greater number of shares of common stock (the “Common Stock Event”) by multiplying the Conversion Rate then in effect by a fraction: (1) the numerator of which shall be the number of shares of Company common stock issued and outstanding immediately prior to such Common Stock Event and (2) the denominator of which shall be the number of shares of Company common stock issued and outstanding immediately after such Common Stock Event.

(b) Partial Conversion. A holder of shares of Series C Preferred Stock shall have the right to convert, from time to time, some or all of such holder’s shares of Series C Preferred Stock.

(c) Adjustment for Merger and Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a “Reorganization Event”) involving the Company in which the Company’s common stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series C Preferred Stock shall be deemed to have been converted into shares of the Company’s common stock at the Conversion Rate.

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Section 7. Protection Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the written consent of the holders of a majority the Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred Stock.

Section 8. Waiver. Any of the rights, powers or preferences of the holders of the Series C Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.

Section 9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

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